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                                                                     EXHIBIT 4.3

                          SECOND SUPPLEMENTAL INDENTURE

            This Second Supplemental Indenture (this "SUPPLEMENTAL INDENTURE"), dated as of the 18th day of June 2003, among Architectural Floors, Inc., an Ohio corporation, Carpet Services of Tampa, Inc., a Florida corporation, Interface Teknit, Inc., a Michigan corporation, Interface TekSolutions, LLC, a Michigan limited liability company, Interfaceflor, Inc., a Georgia corporation, Re:Source Colorado, Inc., a Colorado corporation, Re:Source Minnesota, Inc., a Minnesota corporation, Re:Source North Carolina, Inc., a North Carolina corporation, Re:Source Oregon, Inc., an Oregon corporation , Re:Source South Florida, Inc., a Florida corporation, Re:Source Southern California, Inc., a California corporation, and Southern Contract Systems, Inc., a Georgia corporation (each a "GUARANTEEING SUBSIDIARY"), all of which are Subsidiaries of Interface, Inc. (or its permitted successor), a Georgia corporation (the "COMPANY"), the Company, the Guarantors (as defined in the Indenture referred to herein) and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee under the Indenture referred to below (the "TRUSTEE").


                               W I T N E S S E T H

            WHEREAS, the Company and the Guarantors party thereto heretofore executed and delivered to the Trustee an indenture (the "INDENTURE"), dated as of January 17, 2002 providing for the issuance of 10.375% Senior Notes due 2010 (the "NOTES");

            WHEREAS, the Indenture provides that under certain circumstances a subsidiary which becomes a guarantor of any Indebtedness shall, and other Subsidiaries may, execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "GUARANTEE"); and

            WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
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Section 1.  Capitalized Terms.

      Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.  Agreement to Guarantee.

      Each Guaranteeing Subsidiary signatory hereto hereby agrees as follows:

            (a) Along with all other Guarantors, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

                  (i) the principal of, premium, if any, and interest (including any Special Interest), on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal, premium, if any, of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

                  (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

            (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

            (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

            (d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.


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            (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

            (f) None of the Guaranteeing Subsidiaries signatory hereto shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

            (g) As between the Guarantors, including each Guarantor Subsidiary signatory hereto, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guaranteeing Subsidiary for the purpose of this Guarantee.

            (h) Each Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor (including any other Guaranteeing Subsidiary) so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

            (i) Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from the Company and any of the other Guarantors, the rights of each Guaranteeing Subsidiary signatory hereto to receive contribution from or payments made by or on behalf of any other Guarantor (including any other Guaranteeing Subsidiary) in respect of the obligations of such other Guarantor under Article 10 of the Indenture shall result in the obligations of each Guaranteeing Subsidiary under its Guarantee not constituting a fraudulent transfer or conveyance.

3.    Execution and Delivery.

      Each Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

4.    Guarantors May Consolidate, Etc. on Certain Terms.

            (a) No Guarantor may merge or consolidate with or into (whether or not such Guarantor is the surviving Person), sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, as an entirety, to any Person or Persons, other than the Company or another Guarantor, unless:


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                  (i) immediately after giving effect to that transaction, no
            Default or Event of Default exists; and

                  (ii) either:

                        (A) the Person acquiring the property in any such sale
                  or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee, or

                        (B) the Guarantor is released pursuant to Section 11.07
                  and such sale or other disposition complies with Section 4.12 of the Indenture, including the application of the Excess Proceeds therefrom.

            (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

            (c) Except as set forth in Article 4 and Article 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

5.    Release of a Guarantor.

            (a) Upon the sale or disposition of all of the Capital Stock of a Guarantor by the Company or a Subsidiary of the Company, or upon the consolidation or merger of a Guarantor with or into any Person (in each case, other than to, with or into, as the case may be, the Company or an Affiliate of the Company), such Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under Article 11 of the Indenture without any further action required on the part of the Trustee or any Holder; provided, however, that each such Guarantor is sold or disposed of in a transaction which does not violate Section 4.12 and Section 11.06 of the Indenture;


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            (b) The Trustee shall deliver an appropriate instrument evidencing the release of a Guarantor upon receipt of a request of the Company accompanied by an Officers' Certificate certifying as to the compliance with Section 11.06 of the Indenture. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, will remain or be liable under its Guarantee as provided in Article 11 of the Indenture.

            The Trustee shall execute any documents reasonably requested by the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee endorsed on the Securities and under Article 11 of the Indenture.

6.    No Recourse Against Others.

      No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.    Governing Law.

      NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.    Counterparts.

      The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.    Effect of Headings.

      The Section headings herein are for convenience only and shall not affect the construction hereof.

10.   The Trustee.

      The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guarantor signatory thereto and the Company.


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            IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                    GUARANTEEING SUBSIDIARIES:

                                    Architectural Floors, Inc.
                                    Carpet Services of Tampa, Inc.
                                    Interface Teknit, Inc.
                                    Interfaceflor, Inc.
                                    Re:Source Colorado, Inc.
                                    Re:Source Minnesota, Inc.
                                    Re:Source North Carolina, Inc.
                                    Re:Source Oregon, Inc.
                                    Re:Source South Florida, Inc.
                                    Re:Source Southern California, Inc.
                                    Southern Contract Systems, Inc.

                                    each as a Guarantor


                                    By: /s/ Patrick C. Lynch
                                        ----------------------------------------
                                        Patrick C. Lynch, Vice President

                                    Interface TekSolutions, LLC, as  a Guarantor

                                    By: INTERFACE FABRICS GROUP MARKETING, INC.,
                                          its sole member


                                        By: /s/ Patrick C. Lynch
                                            ------------------------------------
                                            Patrick C. Lynch, Vice President

                                    TRUSTEE:

                                    Wachovia Bank, National Association

                                    By: /s/ Teresita Glasgow
                                        ----------------------------------------
                                        Name:  Teresita Glasgow
                                        Title:  Vice President


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